November 10, 1997




   Personal & Confidential

   Mr. Richard G. Mueller



   Dear Rich:

             This letter agreement confirms our mutual understanding regarding your resignation, effective October 1, 1997 from employment with Swing-N-Slide Corp. (the "Company").

             1. Resignation. (a) Your duties as Chairman, Chief Executive Officer, and President of the Company shall cease on September 2, 1997. You shall also resign, as of October 1, 1997, from any other positions to which you have been appointed by the Company, including positions as an officer or director of the Company or any affiliated company and as a member of any committee or administrative body relating to the Company and its businesses. You will also resign and withdraw as a Manager and/or member of GreenGrass Management LLC and GreenGrass Holdings LLC. You will provide the Company with a resignation in the form of the attachment to this letter, signed and dated October 1, 1997, and such other written resignations as the Company may request in accordance with this paragraph
   (a).

             (b) Effective as of October 1, 1997 you shall cease to be an employee of the Company. No changes will be made between September 2, 1997, and such date in your current base salary, benefit plans, or fringe benefits as a result of your resignation as an executive officer of the Company.

             (c) The Company and you mutually agree that the principal reason leading to your resignation from the Company was your desire to expand the business through acquisitions more rapidly than the Board of Directors wished and that shall be the sole basis for any response by the Company to inquiries regarding reasons for your resignation.

             2. Stock Compensation Programs. Your stock options for 187,207 shares of Company stock under the Company's 1992 Stock Option Plan are fully vested and exercisable at $3.70 per share through February 26, 2006. Your stock options for 220,000 shares of Company stock under the 1996 Incentive Stock Plan are fully vested and may be exercised at any time during the 90 day period following execution of this agreement. To the extent applicable in connection with your transactions in the company's securities, you agree to make all necessary filings and execute all appropriate documents in order to comply with the provisions of
   Section 16 of the Securities Exchange Act of 1934, as amended.

             The Company acknowledges that to the extent that the terms of the documents governing the options provide for discretion in relation to anti-dilution provisions, the discretion is not intended to be applied to deny an adjustment otherwise appropriate, as opposed to the appropriate manner of adjustment.

             3. Consideration. a. The Company will pay you $52,500 (less $6,362.22 in expenses due the Company) not later than November 14, 1997. This amount is payable in the same manner as compensation is provided to other salaried employees of the Company but shall not count as compensation for any benefit plan purposes. Not later than January 5, 1998, the Company will pay you an additional $247,916. This also will not count as compensation for any benefit plan purposes.

             (b) The Company will pay you, not later than January 5, 1998, $24,000 representing your performance bonus earned for the year ending December 31, 1996. This amount shall not count as compensation for any benefit plan purposes.

             (c) Employee group health benefits covering you and your dependents, including group life, group long-term disability, individual long-term disability currently maintained by the Company, and similar group insurance coverages, if any, shall be maintained by the Company, at no cost to you, for the 18 month period commencing October 1, 1997. If, however, such continued participation is precluded by the provisions of such plans or by law, the Company shall provide you with comparable benefits of equal value. Execution of this agreement by you shall not be considered to be a waiver of any rights or entitlements you may have under applicable law to continuation of coverage under the group health plan maintained by the Company ("COBRA continuation rights").

             (d) Not later than November 14, 1997, the Company will purchase the 34,385 shares of Company stock held by GreenGrass Management LLC or GreenGrass Holdings LLC for your benefit at a purchase price of $4.75 per share. Payment of the purchase price will be made directly to the lender (Capital Bank, Madison, Wisconsin) to the extent of your outstanding indebtedness guaranteed by the Company, with the excess, if any, paid to you. The debentures currently owned on your behalf by those entities will be distributed to you.

             (e) Not later than 10 days after execution of this agreement, the Company will redeem options with respect to 37,207 shares of Company stock at a price of $1.05 per optioned share. Not later than January 5, 1998, the Company will redeem options with respect to 50,000 shares of Company stock at a price of $1.05 per optioned share. The remaining options that are vested may be redeemed by you in any portion thereafter at a price determined by multiplying the excess, if any, of the then applicable fair market value of each optioned share over the option purchase price per share times the number of shares for which options are being redeemed. Fair market value is defined for this purpose as the highest closing price of the three preceding business days without deduction for brokerage commissions or other expenses.

             (f) The Company shall provide you with individual executive outplacement services, without charge to you, through P.D.I. Outplacement Services in Minneapolis, Minnesota for one year. These services have been invoiced for the sum of $25,000. You will also be entitled, during that one year period, to use of the Company's long distance telephone card, at no cost, but limited to calls within the U.S. and those primarily related to job placement. The Company will also pay you up to $2,500 in relocation expense and up to $4,500 to reimburse for legal fees incurred in connection with this Agreement. This provision is designated as the consideration for the releases you are providing in Section 7.

             (g) The Company agrees to direct all reference inquiries about Mr. Mueller from prospective future employers to Terry Malone and/or David Evans for superior or board references, and to Mr. Caldwell, Mr. Hammelman or Mr. Ruegger for inquiries directed to subordinate personnel. Mr. Malone and Mr. Evans would agree to provide a positive reference for Mr. Mueller.

             4. Death. Any amount payable or distributable to you under this agreement which remains payable following your death shall be paid to your spouse, if she survives you, otherwise to your estate.

             5. Covenant Not to Compete. This covenant is the same covenant included in your previous Severance, Change of Control and Noncompetition Agreement, which was duly entered into by you as of May 21, 1997. In that agreement you were provided adequate consideration for this covenant as part of the terms of your overall employment relationship with the Company. This covenant is included herein for convenience in having all relevant terms and conditions of your separation agreement in one document:

             (a) You agree that you will not, during the period of your employment with the Company and for a period of one year thereafter, as proprietor, partner, member, shareholder (directly or indirectly owning or controlling 5% or more of any class of stock), employee, consultant, agent or otherwise, on your own behalf or on behalf of another person, do any of the following in competition with the Company, without the prior written consent of the Company: solicit or assist in the solicitation of customers of the Company, render or assist in rendering services to customers of the Company, or divert or attempt to divert any customer's business from the Company or otherwise interfere with the business relationship between the Company and any of their respective customers, employers, or suppliers.

             (b) Notwithstanding the foregoing, this agreement shall not in any event be construed to prevent you from earning a living utilizing your skills in any businesses which may, as an incident to a business or activity significantly different from the business of the Company, make or sell some products or provide some services which may in some degree compete with the business of the Company. However, nothing in this section shall be deemed to permit you to accept employment with companies or divisions thereof which then or thereafter will directly compete in a major way with the business of the Company with which you were involved or had access to information about while employed by the Company.

             6. Confidential Information. This covenant is the same covenant included in your previous Severance, Change of Control and Noncompetition Agreement, which was duly entered into by you as of May 21, 1997. In that agreement you were provided adequate consideration for this covenant as part of the terms of your overall employment relationship with the Company. This covenant is included herein for convenience in having all relevant terms and conditions of your separation agreement in one document:

             (a) You agree that you will not, while you are employed by the Company or thereafter, disclose to any person to whom you are not otherwise authorized to do so by the Company (an "Unauthorized Person"), or use for your own account, any information (the "Confidential Information"), whether or not reduced to written or other tangible form, in which the Company has a legally protectible interest by virtue of the fact that such information is not generally known in the industry; you have had access to (or, either alone or in cooperation with others, originated or developed) such information during your employment with the Company; such information has been treated by the Company as confidential; such information relates to the business the Company; or such information is of competitive advantage to the Company or any of its subsidiaries.

             (b) Confidential Information for which you have first secured the written consent of the Company for its disclosure or use, and Confidential Information which becomes generally known in the industry, or which otherwise ceases to be legally protectible (other than by your breach of this covenant), shall cease to be subject to the restrictions set forth in this covenant. Notwithstanding anything contained herein to the contrary, this covenant prohibits only the use and disclosure of Confidential Information and shall not be construed as limiting your right to undertake any other employment or business activity. You are prohibited from competing with the Company only as provided in Section 5, above.

             7. Release and Covenants. (a) In consideration of the payments provided and to be provided by the Company, particularly the amounts provided to you pursuant to Section 3(f), you, on behalf of yourself, your spouse, heirs, executors, administrators, agents, successors, assigns and representatives of any kind (hereinafter collectively referred to as the "Releasors") confirm that Releasors have released the Company, and each of its subsidiaries, affiliates, their employees, successors, assigns, executors, trustees, directors, advisors, agents and representatives, and all their respective predecessors and successors (hereinafter collectively referred to as the "Releasees"), from any and all actions, causes of action, charges, debts, liabilities, accounts, demands, damages and claims of any kind whatsoever related to your termination of your status as an employee, officer or director of the Company or any of its affiliates or termination thereof including, but not limited to, those arising under any labor, employment discrimination, (including without limitation, the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil rights Act of 1964, as amended, the Americans with Disabilities Act, the Wisconsin Fair Employment Act, as amended), contract or tort laws, equity or public policy, or negligence standard, whether known or unknown, certain or speculative, which against any of the Releasees, any of the Releasors ever had, now has, or hereafter shall have or can have. You further covenant that you will not initiate any action, claim or proceeding against any of the Releasees for any of the foregoing, nor will you participate, assist, or cooperate in any such action, claim, or proceeding unless required to do so by law and you further warrant and covenant that you have no knowledge of facts that would lead you to believe you have any other claim against Releasees.

             (b) Notwithstanding the foregoing, this letter agreement does not waive rights, if any, you or your successors and assigns may have under or pursuant to, or release any member of Releasees from obligations, if any, it may have to you or to your successors and assigns on claims arising out of, related to or asserted under or pursuant to, this letter agreement or any indemnity agreements or obligation contained in or adopted or acquired pursuant to any provision of the charter or bylaws of the Company or its subsidiaries or affiliates or in any applicable insurance policy carried by the Company or its affiliates for any matter which arises or may arise in the future in connection with your employment with the Company.

             (c) You hereby acknowledge that you have at least 21 days to review this letter agreement from the date you first receive it and you have been advised to review it with an attorney of your choice. You further understand that the 21 day review period ends when you sign this agreement. You also have 7 days after your signing of this agreement to revoke by so notifying the Company in writing. Any revocation by you under this subparagraph (c), however, is not effective with regard to
   Section 1 hereof and your termination of employment with the company shall remain in effect as set forth therein. You further acknowledge that you have carefully read this letter agreement, know and understand the contents of it and its binding legal effect. You sign the same of your own free will and act, and it is your intention that you be legally bound thereby.

             (d) You agree to keep this letter agreement confidential and not to reveal its contents to anyone other than your attorney, financial consultant, and immediate family members. The provisions of this subparagraph (d) shall not apply to any truthful statement required to be made by you in any legal proceeding or government or regulatory investigation, provided, however, that prior to making such statement you will give the Company reasonable notice and, to the extent you are legally entitled to do so, afford the Company the ability to seek a confidentiality order.

             8. Noncompliance. The additional services or compensation provided to you pursuant to Section 3(f) are conditioned upon your compliance with all of the terms and conditions of this letter agreement, particularly Section 7, above. In the event of any violation of such provision by you or anyone acting at your direction or in the event you or anyone acting at your direction at any time shall substantially denigrate any of the Releasees, including without limitation by way of news media or the expression to news media of personal views, opinions or judgments, the Company shall be entitled to withhold and terminate such services provided or to be provided pursuant to Section 3(f), above, and you agree to repay to the Company the amounts it has expended pursuant to this subparagraph on your behalf or the Company shall be entitled to recover from you such amounts, without waiving the right to pursue any other available legal or equitable remedies.

             9. Tax Payments and Reporting. You recognize that the payments and benefits provided under this letter agreement, including without limitation those provided pursuant to Section 3, may result in taxable income to you which the Company and its affiliates will report to their appropriate taxing authorities. The Company and its affiliates shall have the right to deduct from any payment made under this letter agreement to you any national, state, local or other income, employment or other taxes it determines are required by law to be withheld with respect to such payments provided hereunder. You also agree to report the compensation hereunder to the appropriate tax authorities and pay all required tax amounts.

             10. Severability. In the event any one or more of the provisions of this letter agreement (or any part thereof) shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions of this letter agreement (or part thereof) shall be unimpaired, and the invalid, illegal or unenforceable provision (or part thereof) shall be replaced by a provision (or part thereof), which, being valid, legal and enforceable, comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provisions. However, in the event that any such provision of this letter agreement (or part thereof) is adjudged by a court of competent jurisdiction to be invalid, illegal or unenforceable, but that the other provisions (or part thereof) are adjudged to be valid, legal and enforceable if such invalid, illegal or unenforceable provision (or part thereof) were deleted or modified, then this letter agreement shall apply with only such deletions or modifications, or both, as the case may be, as are necessary to permit the remaining separate provisions (or part thereof) to be valid, legal and enforceable.

             11. Rights in the Event of Dispute. If a claim or dispute arises concerning the rights of the Employee or his beneficiary (either or both of whom are hereinafter referred to as the :claimant") under this Agreement, regardless of the party by whom such claim or dispute is initiated, the Company shall, upon presentation of appropriate vouchers, pay all legal expenses, including reasonable attorneys' fees, court costs and ordinary and necessary out-of-pocket costs of attorneys' billed to and payable by the claimant in connection with the bringing, prosecuting, defending, litigating, negotiating, or settling such claim or dispute; provided, however, that the Company shall not be obligated to pay such expenses unless and until final resolution of such claim or dispute with the claimant being entitled to a substantial part of the rights claimed by him.

             12. General Provisions. (a) All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given (i) when delivered in person or (ii) when telecopied (at the date and time indicated on the receipt of transmission if such day is a business day, and if not, at 9 a.m. on the following business day) with a hard copy delivered by hand or deposited in the United States mail postage prepaid, registered or certified mail, on or before two (2) business days after its delivery by telecopy, or (iii) three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail, or (iv) two (2) business days after delivery to a nationally recognized express courier, expenses prepaid, addressed to the appropriate party as follows: to the Employee at his address on file with the Company; or to the Company, c/o Swing-N-Slide Corp., 1212 Barberry Drive, Janesville, Wisconsin 53545, telecopier number (608) 755-4763, Attention: Chairman; and with a copy to Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, Attention: Benjamin F. Garmer III.

             (b) Nothing herein shall be construed as an agreement to continue the employment by the Company of the Employee.

             (c) This Agreement constitutes the entire agreement between the parties with respect to the subject matter contained herein and supersedes any and all prior understandings, representatives, negotiations, and agreements with respect thereto (including, without limitation, that certain Severance Change of Control and Noncompetition Agreement dated May 21, 1997, by and between the Employee and the Company.)

             (d) No modification or amendment of any provision of this Agreement shall be effective unless in a written instrument executed by both parties. Either party's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof.

             (e) This Agreement shall be binding upon and shall inure to the benefit of the affiliates, predecessors, successors and assigns of the Company. Without limiting the foregoing, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform the Company's obligations under this Agreement in the same manner and to the same extent that Company is required to perform them if no such succession had taken place. As used in this Agreement, This Agreement shall inure to the benefit of, and shall be enforceable by, the Employee's heirs, legal representative or other successors in interest, but shall not otherwise be assignable or transferable.

             (f) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

             (g) The validity, interpretation, construction and enforceability of this Agreement shall be governed by the laws of the State of Wisconsin, without regard to conflicts of laws principles.

             If you find that the foregoing satisfactorily states our mutual understanding, please sign and date the enclosed copy of this letter agreement in the spaces indicated below and return it to me.

                                           Very truly yours,

                                           SWING-N-SLIDE CORP.


                                           /s/ Richard Ruegger
                                           Richard Ruegger

   Agreed and Accepted this 13th day of November, 1997.

                                           /s/ Richard G. Mueller
                                           Richard G. Mueller

                                  ATTACHMENT 1


             Richard G. Mueller left the employment of Swing-N-Slide Corp. October 1, 1997 due to Mr. Mueller's desire to expand its business through acquisitions more rapidly than desired by its Board.



             As agreed to by the Company and Richard G. Mueller.

   For the Company:





                                      /s/ Richard G. Mueller
   Name and Title                     Richard G. Muelle